Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-78843 on Form S-3 and Registration Statement Nos. 333-36977, 333-47370, 333-75264, 333-99799 on Form S-8 of The Houston Exploration Company of our report dated February 17, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, “Accounting for Asset Retirement Obligations,” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” on January 1, 2003, appearing in this Annual Report on Form 10-K of the Houston Exploration Company for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 2004